Exhibit 99.1

NEWS RELEASE

RAMBUS REACHES SETTLEMENT IN SECURITIES CLASS ACTION

LOS ALTOS, Calif. – September 7, 2007 – Rambus Inc. (Nasdaq:RMBS) today announced that it has reached a settlement in principle regarding the consolidated securities class action filed in July 2006 pertaining to the Company’s accounting for option grants and related disclosures. The settlement, which is subject to final documentation as well as review by the court, provides for a payment by Rambus of $18 million and would lead to a dismissal with prejudice of all claims against all defendants in the litigation. In addition, Rambus has been and will continue to be in discussions with its insurers concerning their contribution of a portion of the settlement amount.

This settlement is subject to final documentation as well as preliminary and final court approval.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to Rambus’ settlement in principle regarding the securities class action filed against the Company. There is no assurance that Rambus will be able to reach an agreement with its insurers for their contribution toward the settlement, nor is there any assurance that the court overseeing this matter will accept the settlement terms. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs, and certain assumptions made by Rambus’ management. Actual results may differ materially. Rambus’ business generally is subject to a number of risks which are described in Rambus’ periodic reports filed with the SEC. Rambus undertake no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip architectures. Additional information is available at www.rambus.com.

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RMBSLN

Press Contact:

Linda Ashmore

Rambus Inc.

(650) 947-5411

lashmore@rambus.com